UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 6, 2021

EyePoint Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51122	26-2774444
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

480 Pleasant Street

Watertown, MA 02472

(Address of Principal Executive Offices, and Zip Code)

(617) 926-5000

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	EYPT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 6, 2021, EyePoint Pharmaceuticals, Inc. (the “Company”) and Imprimis Rx, LLC, a wholly owned subsidiary of Harrow Health, Inc. (“ImprimisRx”), entered into a letter agreement (the “Letter Agreement”) to expand the commercial alliance previously established by the parties pursuant to that certain Commercial Alliance Agreement, effective as of August 1, 2020 and amended as of November 12, 2020 (the “Commercial Alliance Agreement”).

During the two-year term of the Letter Agreement, ImprimisRx will assume full responsibility for the sales and marketing of DEXYCU® (dexamethasone intraocular suspension) 9% for the treatment of post-operative inflammation following ocular surgery in the U.S. and will absorb the majority of the Company’s DEXYCU commercial organization. In connection therewith, ImprimisRx has agreed to make offers of employment to eight Company employees, and will be responsible for all sales and marketing-related regulatory compliance. The Company will continue to recognize net product revenue and maintain manufacturing and distribution responsibilities for DEXYCU along with non-sales related regulatory compliance responsibilities. The Company will pay ImprimisRx a commission based on the net sales of DEXYCU in the U.S. and will retain control over all regulatory approvals and commercial rights for DEXYCU. The Letter Agreement will be effective as of January 1, 2022 and will continue through December 31, 2023, unless such term is amended by mutual agreement of the parties or terminated in accordance therewith. Upon expiration or termination of the Letter Agreement, the parties will revert to the terms of the Commercial Alliance Agreement in existence prior to the effectiveness of the Letter Agreement for the remainder of the original term of the Commercial Alliance Agreement.

The Letter Agreement provides that either party may terminate the Commercial Alliance Agreement upon 30 days’ prior written notice in the event DEXYCU ceases to have Medicare Part B “pass-through” payment status for a period of not less than 6 months. ImprimisRx has an additional right to terminate the Letter Agreement with 30 days’ written notice if (i) a proposed or final Hospital Outpatient Prospective Payment System (HOPPS) rule issued by the Centers for Medicare & Medicaid Services (CMS) during calendar year 2022 does not contain an extension of the pass-through payment period for DEXYCU beyond December 31, 2022, and (ii) the Company has not otherwise waived any minimum sales for a respective quarterly period.

The Letter Agreement also amends certain of ImprimisRx’s minimum sales levels, the failure of which to meet could result in penalties payable by ImprimisRx to the Company or termination of the Letter Agreement by the Company, and a reversion to the terms of the Commercial Alliance Agreement in existence prior to the effectiveness of the Letter Agreement.

For more information about the Commercial Alliance Agreement, please see the Company’s current report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on August 6, 2020, as well as the information contained in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The foregoing is a summary description of certain terms of the Letter Agreement, is not complete and is qualified in its entirety by reference to the text of the Letter Agreement, which the Company expects to file as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2021.

Item 8.01. Other Events

The Company and ImprimisRx issued a joint press release announcing the expansion of their commercial alliance on December 7, 2021, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by EyePoint Pharmaceuticals, Inc. and Imprimis Rx, LLC, dated December 7, 2021
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EyePoint Pharmaceuticals, Inc.

Date: December 10, 2021	By:	/s/ George O. Elston
	Name:	George O. Elston
	Title	Chief Financial Officer and Head of Corporate Development